AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2002
Registration No. 333-_____________
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
Registration Statement Under the Securities Act of 1933

MONSANTO COMPANY
(Exact name of registrant as specified in its charter)
Delaware	43-1878297
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
800 North Lindbergh Boulevard St. Louis, Missouri 63167
(Address of principal executive offices)
Registrant's telephone number including area code: (314)694-1000
Charles W. Burson, Esq.
Executive Vice President, Secretary and General Counsel Monsanto Company 800 North Lindbergh Boulevard St. Louis, Missouri 63167 (314)694-1000 (Name and address of agent for service) Copies to:
Denis P. McCusker, Esq.
Bryan Cave LLP One Metropolitan Square, Suite 3600 St. Louis, Missouri 63102 314-259-2455 Fax 314-259-6580

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.        [  ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.        [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        [  ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        [  ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.        [  ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Amount of registration fee
Debt Securities	$2,000,000,000	$184,000

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated May 17, 2002

$2,000,000,000

Debt Securities

        This Prospectus describes Debt Securities which Monsanto Company may issue and sell at various times. More detailed information is set forth under “Description of Securities.”

  The Debt Securities may be debentures, notes or other unsecured and unsubordinated evidences of indebtedness, and will rank on a parity with our other unsecured and unsubordinated indebtedness.
  We may issue them in one or several series.
  The total principal amount of the Debt Securities to be issued under this Prospectus will not exceed $2,000,000,000 or the equivalent amount in other currencies.
  We will determine the terms of each series of Debt Securities, such as interest rates, maturity, redemption provisions and other terms, at the time of sale, and we will specify the terms in a Prospectus Supplement which we will deliver together with this Prospectus at the time of the sale.

        We may sell Debt Securities directly to investors or to or through underwriters, dealers or agents. More information about the way we will distribute the Debt Securities is under the heading “Plan of Distribution.” Information about the underwriters or agents who will participate in any particular sale of Debt Securities will be in the Prospectus Supplement relating to that series of Debt Securities.

        Unless we state otherwise in a Prospectus Supplement, we will not list any of the Debt Securities on any securities exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _________, 2002.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        We have not authorized anyone to give any information or to make any representations concerning the offering of the Debt Securities except those which are in this Prospectus or in the Prospectus Supplement which is delivered with this Prospectus, or which is referred to under “Where You Can Find More Information.” If anyone gives any other information or representation, you should not rely on it. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Debt Securities which are referred to in the Prospectus Supplement. This Prospectus is not an offer to sell or a solicitation of an offer to buy Debt Securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this Prospectus, or any sale of Debt Securities, as an indication that there has been no change in our affairs since the date of this Prospectus. You should also be aware that information in this Prospectus may change after this date.

TABLE OF CONTENTS
Where You Can Find More Information	2	Events of Default	7
Information About Monsanto	3	Defeasance	8
Use of Proceeds	3	Modification of the Indenture and Waiver of
Ratio of Earnings to Fixed Charges	3	Covenants	9
Description of Debt Securities	4	Consolidation, Merger and Sale of Assets	9
General	4	Concerning the Trustee	10
Payments on Debt Securities	5	Governing Law	10
Form, Denominations and Transfers	5	Book-Entry Debt Securities	10
Original Issue Discount Securities	5	Plan of Distribution	11
Indexed Debt Securities	5	Legal Matters	12
Certain Restrictions	6	Experts	12
Redemption	7
WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s Internet website at http://www.sec.gov. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.

        The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference:

  our Annual Report on Form 10-K for the year ended December 31, 2001, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and our Current Report on Form 8-K dated March 15, 2002,

and any filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (except for information furnished under Item 9 on Form 8-K) after the date on which we filed the registration statement of which this Prospectus is a part until we sell all of the Debt Securities.

        You may receive a copy of any of these filings, at no cost, by writing or telephoning our Corporate Secretary, at Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, telephone (314) 694-1000.

        We have filed with the SEC a Registration Statement to register the Debt Securities under the Securities Act of 1933. This Prospectus omits certain information contained in the Registration Statement, as permitted by SEC rules. You may obtain copies of the Registration Statement, including exhibits, as noted in the first paragraph above.

INFORMATION ABOUT MONSANTO

        We are a global provider of technology-based solutions and agricultural products for growers and downstream customers, such as grain processors and food companies. Our herbicides, seeds, and related biotechnology trait products can be combined to provide growers with integrated solutions that help them produce higher-yield crops, while controlling weeds, insects and diseases more efficiently and cost-effectively. We also provide lawn and garden herbicide products for the residential market.

        We were incorporated in February 2000 under Delaware law and are comprised of the operations, assets and liabilities that were previously the agricultural division of Pharmacia Corporation. On September 1, 2000, the assets and liabilities of the agricultural business were transferred from Pharmacia to Monsanto, and on October 23, 2000, we completed an initial public offering of our common stock. Pharmacia continues to own approximately 84.3% of our common stock as of April 30, 2002. In November 2001, Pharmacia announced a plan to spin off its entire ownership of Monsanto to Pharmacia shareowners by means of a tax-free dividend. Pharmacia has stated that it plans to complete the spinoff during the fourth quarter of 2002.

        Our principal office is at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, and our telephone number is (314) 694-1000.

USE OF PROCEEDS

        Unless we otherwise indicate in an accompanying Prospectus Supplement, we intend to use the net proceeds we receive from the sale of the Debt Securities to reduce short-term borrowings and for other general corporate purposes, which may include meeting working capital needs, capital expenditures and acquisitions. Pending such uses, we may temporarily invest the net proceeds in interest-bearing securities. The Prospectus Supplement relating to an offering may contain a more detailed description of the use of proceeds.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited historical ratio of earnings to fixed charges for the periods indicated.

	Three months ended March 31,		Year ended December 31,
	2002	2001	2001	2000	1999	1998	1997
Ratio of earnings to fixed charges	6.52x	3.53x	4.10x	2.22x	1.85x	0.74x	0.81x

        The ratio of earnings to fixed charges represents the number of times our fixed charges are covered by our earnings. Fixed charges consist of interest expense, capitalized interest and an estimate of interest within rental expense. For these purposes, “earnings” means income (loss) from continuing operations, before income taxes, extraordinary item, cumulative effect of accounting change and fixed charges (other than capitalized interest), but excludes undistributed earnings of affiliated companies.

DESCRIPTION OF DEBT SECURITIES

        This section describes some of the general terms of the Debt Securities. The Prospectus Supplement describes the particular terms of the Debt Securities we are offering. The Prospectus Supplement also indicates the extent, if any, to which these general provisions may not apply to the Debt Securities being offered. If you would like more information on these provisions, you may review the Indenture which is filed as an exhibit to the Registration Statement which is filed with the SEC. See “Where You Can Find More Information.”

        We will issue the Debt Securities under an Indenture to be entered into between us and The Bank of New York, as trustee. We are summarizing certain important provisions of the Debt Securities and the Indenture. This is not a complete description of all of the important terms. You should refer to the specific terms of the Indenture for a complete statement of the terms of the Indenture and the Debt Securities. When we use capitalized terms which we do not define here, those terms have the meanings given in the Indenture. When we use references to Sections, we mean Sections in the Indenture.

General

        The Debt Securities will be senior unsecured obligations of Monsanto and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Neither Pharmacia, our majority shareholder, nor any of our subsidiaries will have any obligation to guarantee or otherwise pay amounts due under the Debt Securities.

        The Indenture does not limit the amount of Debt Securities that we may issue under the Indenture, nor does it limit other debt that we may issue. We may issue the Debt Securities at various times in different series and issues, each of which may have different terms. Unless we indicate otherwise in the Prospectus Supplement for any series or issue, we may treat a subsequent offering of Debt Securities as a part of the same issue as that series or issue.

        The Prospectus Supplement relating to the particular series of Debt Securities we are offering includes the following information concerning those Debt Securities:

  The title of the Debt Securities of the series or issue.
  The total principal amount of the series or issue of Debt Securities.
  The date or dates on which the principal and premium, if any, will be paid, the rights we or the holders may have to extend the maturity of the Debt Securities and any rights the holders may have to require payment of the Debt Securities at any time.
  The interest rate on the Debt Securities. We may specify a fixed rate or a variable rate, or a rate to be determined under procedures we will describe in the Prospectus Supplement, and the interest rate may be subject to adjustment.
  The dates on which we will pay interest on the Debt Securities and the regular record dates for determining the holders who are entitled to receive the interest payments.
  The right, if any, to defer payments of interest on the Debt Securities by extending the interest payment period, and the duration of such extensions.
  Where payments on the Debt Securities will be made, if it is other than the office mentioned under “Payments on Debt Securities” below.
  If applicable, the prices at which we may redeem all or a part of the Debt Securities and the time periods during which we may make the redemptions. The redemptions may be made under a sinking fund or otherwise.

  Any obligation we may have to redeem, purchase or repay any of the Debt Securities under a sinking fund or otherwise or at the option of the holder, and the prices, time periods and other terms which would apply.
  Any additional Events of Default or covenants that will apply to the Debt Securities.
  The amounts we would be required to pay if the maturity of the Debt Securities is accelerated, if it is less than the principal amount.
  If we will make payments on the Debt Securities in any currency other than U.S. dollars, the currencies in which we will make the payments.
  If applicable, the terms under which we or a holder may elect that payments on the Debt Securities be made in a currency other than U.S. dollars.
  If amounts payable on the Debt Securities may be determined by a currency index, information on how the payments will be determined.
  Any applicable material Federal income tax consequences.
  Any other special terms that may apply to the Debt Securities. (Section 301)
Payments on Debt Securities

        We will make payments on the Debt Securities at the office or agency we will maintain for that purpose, which will be the Corporate Trust Office of the Trustee in New York, New York unless we indicate otherwise in the Prospectus Supplement, or at such other places at the respective times and in the manner as we designate in the Prospectus Supplement. (Sections 307 and 1002) As explained under “Book-Entry Debt Securities” below, The Depository Trust Company (“DTC”) or its nominee will be the initial registered holder unless the Prospectus Supplement provides otherwise, and we will make payments to DTC or its nominee. Payments to you, as beneficial owner, will be the responsibility of your broker or other DTC participant.

Form, Denominations and Transfers

         Unless otherwise indicated in the Prospectus Supplement:

  The Debt Securities will be in fully registered form, without coupons, in denominations of $1,000 or any multiple thereof.
  We will not charge any fee to register any transfer or exchange of the Debt Securities, except for taxes or other governmental charges, if any. (Sections 302 and 305)
Original Issue Discount Securities

        If Debt Securities are Original Issue Discount Securities, we will offer and sell them at a substantial discount below their stated principal amount. We will describe Federal income tax consequences and other special considerations applicable to any Original Issue Discount Securities in the Prospectus Supplement. “Original Issue Discount Security” means any security which provides that less than the full principal amount will be due if the maturity is accelerated or if the security is redeemed before its maturity. (Section 101)

Indexed Debt Securities

        We may issue Debt Securities under which the principal amount payable at maturity or the amount of interest payable will be determined by reference to currency exchange rates, commodity prices, equity indices or other factors. In that case, the amount we will pay to the holders will depend on the value of the applicable currency, commodity, equity index or other factor at the time our payment obligation is calculated. We will include information in the Prospectus Supplement for those Debt Securities about how we will calculate the principal or interest payable, and will specify the currencies, commodities, equity indices or other factors to which the principal amount payable at maturity or interest is linked. We will also provide information about certain additional tax considerations which would apply to the holders of those Debt Securities.

Certain Restrictions

        Unless we otherwise specify in the Prospectus Supplement, there will not be any covenants in the Indenture or the Debt Securities that would protect you against a highly leveraged or other transaction involving Monsanto that may adversely affect you as a holder of Debt Securities. If there are provisions that offer such protection, they will be described in the Prospectus Supplement.

        Restriction on Liens. Under the Indenture neither we nor any of our Restricted Subsidiaries (defined below) may issue any notes, bonds, debentures or other indebtedness for money borrowed secured by a pledge of, or mortgage or lien on, any Operating Property (defined below) owned or leased by us or any Restricted Subsidiary, or on any shares of stock or indebtedness of any Restricted Subsidiary, unless we also provide equal and ratable security on the Debt Securities. A “Restricted Subsidiary” is any direct or indirect subsidiary of Monsanto that owns any Operating Property. (Section 101) An “Operating Property” is any real property or equipment located within the United States and used primarily for manufacturing or research and development by us or any of our direct or indirect subsidiaries that has a net book value, after deduction of accumulated depreciation, in excess of 2.0% of our Consolidated Net Assets (defined below), other than any property or equipment:

  which is financed by obligations issued by a state, commonwealth, territory or possession of the United States of America, or any political subdivision or governmental authority of any of the foregoing; or
  which, in the opinion of our Board of Directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries taken as a whole. (Section 101)

        This restriction will not apply to the following permitted liens, which will also be excluded in computing secured indebtedness for purposes of this restriction:

  liens existing as of the date of the Indenture;
  liens existing at the time any corporation becomes a Restricted Subsidiary;
  liens on property existing at the time of acquisition and certain purchase money or similar liens;
  liens to secure certain development, operation, construction, alteration, repair or improvement costs;
  liens securing indebtedness owing to us or another Restricted Subsidiary by a Restricted Subsidiary;
  liens in connection with either government contracts, including the assignment of moneys due or to become due thereon or obligations issued by a state or a commonwealth or certain other governmental entities;
  certain liens relating to security for the performance of a bid or contract, in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money; and

  extensions, substitutions, replacements or renewals of the liens described above. (Section 1005)

        There is an additional exception as described below under “10% Basket Amount.”

        “Consolidated Net Assets” is the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from such amount all current liabilities, excluding certain renewable or extendible indebtedness, as shown on our latest statement of consolidated financial position and computed in accordance with generally accepted accounting principles. (Section 101)

        Restriction on Sale and Leaseback Transactions. Under the Indenture neither we nor our Restricted Subsidiaries may enter into any sale and leaseback transactions involving any Operating Property, except for leases not exceeding 3 years by the end of which we intend to discontinue use of the property, unless an amount equal to the fair value of the Operating Property leased is applied within 120 days to the purchase of any asset or any interest in an asset which would qualify after purchase, as an Operating Property, or the retirement of the indebtedness maturing more than one year after such the date of determination, which may include Debt Securities to the extent they mature more than one year after such date. (Section 1006)

        There is an additional exception as described below under “10% Basket Amount.”

        10% Basket Amount. In addition to the exceptions described above under “Restriction on Liens” and “Restriction on Sale and Leaseback Transactions,” the Indenture allows additional secured indebtedness and additional sale and leaseback transactions as long as the total of the secured indebtedness plus the Attributable Debt (defined below) in respect of sale and leaseback transactions, other than sale and leaseback transactions the proceeds of which are applied as described under “Restriction on Sale and Leaseback Transactions” above, does not exceed 10% of our Consolidated Net Assets. “Attributable Debt” means, as of the time of determination, the total obligation, discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with a similar term in accordance with generally accepted accounting principles, of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such sale and leaseback transactions. (Section 101)

Redemption

        In and to the extent set forth in the applicable Prospectus Supplement, we will have the right to redeem the Debt Securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable Prospectus Supplement. (Section 1101)

Events of Default

         An Event of Default in respect of any series of Debt Securities means:

  default in payment of principal of or premium, if any, on any Debt Security of that series;
  default for 30 days in payment of interest on any Debt Security of that series;
  default for 30 days in the deposit of any sinking fund payment when due in respect of that series;

  failure by us in the performance of any other of the covenants or warranties in the Indenture which continues for 90 days after notice to us by the Trustee or by holders of 25% in principal amount of the outstanding Debt Securities of that series;
  certain events of our bankruptcy, insolvency or reorganization; and
  any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

        If an Event of Default (other than with respect to certain events of bankruptcy, insolvency or reorganization) with respect to any series of Debt Securities occurs and is continuing, either the Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount of such Debt Securities as may be specified in the terms of those securities) of all Debt Securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the outstanding Debt Securities of that series on behalf of the holders of all Debt Securities of that series. An Event of Default relating to a bankruptcy, insolvency or reorganization will cause the outstanding securities to become immediately due and payable without any declaration or other act by the Trustee or the holders. The annulment and waiver may not be made with respect to a default in payment of principal of or premium, if any, or interest, if any, on the Debt Securities of that series and certain other specified defaults, unless those defaults have been cured. (Section 502 and 513)

        The Prospectus Supplement relating to each series of Debt Securities which are Original Issue Discount Securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence and continuation of an Event of Default.

        Within 90 days after the occurrence of a default with respect to any series of Debt Securities then outstanding, the Trustee must give to the holders of the outstanding Debt Securities of that series notice of any default known to the Trustee if incurred and not waived. However, except in the case of default in the payment of principal of or premium, if any, or interest on any Debt Security of that series, or in the deposit of any sinking fund payment which is provided for, the Trustee may withhold the notice if it in good faith determines that it is in the best interest of the holders, and such notice will not be given until 30 days after the occurrence of a default with respect to outstanding Debt Securities of such series. (Section 602)

        Before the Trustee is required to exercise rights under the Indenture at the request of holders, it is entitled to be indemnified by such holders, subject to its duty, during an Event of Default, to act with the required standard of care. (Section 603)

        We must file an annual certificate with the Trustee that we are in compliance with conditions and covenants under the Indenture. (Section 1008)

        The Indenture provides that the holders of a majority in principal amount of outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, in respect of such series, provided that the Trustee may decline to act if such direction is contrary to law or the Indenture or would expose it to personal liability. (Section 512)

Defeasance

        The Indenture includes provisions allowing defeasance of the Debt Securities of any series. In order to defease Debt Securities, we would deposit with the Trustee or another trustee money or U.S. Government Obligations sufficient to make all payments on those Debt Securities. If we make a defeasance deposit with respect to your Debt Securities, we may elect either:

  to be discharged from all of our obligations on your Debt Securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust; or
  to be released from our restrictions described above relating to liens and sale-leaseback transactions.

        To establish the trust, we must deliver to the Trustee an opinion of our counsel that the holders of the Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Article Thirteen)

        The Prospectus Supplement will state if any defeasance provision will apply to Debt Securities offered in connection with that Prospectus Supplement.

Modification of the Indenture and Waiver of Covenants

        We may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of a series of outstanding Debt Securities if we obtain the consent of the holders of a majority in principal amount of outstanding Debt Securities affected by the addition, change or elimination, except that no supplemental indenture may, without the consent of the holder of each outstanding Debt Security affected by the supplemental indenture:

  change the stated maturity, or reduce the principal amount, the premium, if any, thereon or the rate of payment of interest thereon, of any Debt Security of any series;
  reduce the aforesaid percentage of outstanding Debt Securities of any series, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder; or
  effect other specified changes. (Section 902)

        We may also omit compliance with specified covenants in the Indenture upon waiver by holders of a majority in principal amount of outstanding Debt Securities affected by such covenants.

Consolidation, Merger and Sale of Assets

        Under the Indenture we may, without the consent of the holders of any of the outstanding Debt Securities under the Indenture, consolidate with or merge into any other corporation or transfer or lease our assets substantially as an entirety to any person provided that:

  the successor is a corporation organized under the laws of any domestic jurisdiction;
  the successor corporation assumes our obligations on the Debt Securities and under the Indenture;
  after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing; and
  other specified conditions are met. (Section 801)

Concerning the Trustee

        The Bank of New York will be the Trustee under the Indenture. It is a participant in revolving credit agreements with us.

        We can remove the Trustee of any series as long as there is no Event of Default and no event that, upon notice or lapse of time or both, would become an Event of Default. The holders of a majority of the principal amount of the series may also remove the Trustee at any time. The Indenture prescribes procedures by which the Trustee will be replaced, in the event of its removal. (Section 610)

Governing Law

        Unless otherwise specified in the applicable Prospectus Supplement, the Indenture for the Debt Securities and the Debt Securities will be governed by New York law, without regard to conflicts of laws principles thereof. (Section 112)

BOOK-ENTRY DEBT SECURITIES

        Unless otherwise indicated in the Prospectus Supplement, we are issuing the related Debt Securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with DTC, and will evidence all of the Debt Securities of that series. This means that we will not issue certificates to each holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Debt Securities. The broker or other participant will then keep a record of its clients who own the Debt Securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be accomplished by, entries made on the books maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of Debt Securities under the Indenture.

        The laws of some jurisdictions require that certain purchasers of securities such as the Debt Securities take physical delivery of the securities in definitive form. These limits and laws may impair your ability to acquire or transfer beneficial interests in the global security.

        We will make payments on each series of book-entry Debt Securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Monsanto, the Trustee nor any of their agents will be responsible or liable for any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any of DTC’s records relating to the beneficial ownership interests.

        We have been advised that DTC practice is to credit the accounts of participants upon receipt of funds and corresponding information on payable dates to their beneficial interests in the global security as shown on DTC’s records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in “street name”) and will be the sole responsibility of the participants, subject to statutory and regulatory requirements.

        A global security representing a series of Debt Securities will be exchanged for certificated Debt Securities of that series if

  DTC notifies us that it will discontinue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor within 90 days; or

  we decide to discontinue use of the system of book-entry transfers through DTC.

If that occurs, we will issue Debt Securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for Debt Securities of the series equal in principal amount to that beneficial interest and to have those Debt Securities registered in its name. We would issue the certificates for the Debt Securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

        DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the post-trade settlement of securities transactions among its participants through electronic book-entry transfers and pledges between accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust and Clearing Corporation which, in turn, is owned by a number of participants in DTC. Access to DTC’s book-entry system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

PLAN OF DISTRIBUTION

        We may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. These firms may also act as our agents in the sale of Debt Securities. Only underwriters named in the Prospectus Supplement will be considered as underwriters of the Debt Securities offered by the Prospectus Supplement.

        We may distribute Debt Securities at different times in one or more transactions. We may sell Debt Securities at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

        In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters for purposes of the Securities Act of 1933. Discounts or commissions they receive and any profit on their resale of Debt Securities may be considered underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriter or agent, and we will describe any compensation, in the Prospectus Supplement.

        We may agree to indemnify underwriters, dealers and agents who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the Securities Act of 1933.

        We may authorize dealers or other persons who act as our agents to solicit offers by certain institutions to purchase Debt Securities from us under contracts which provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning any series of Debt Securities, we will indicate that in the Prospectus Supplement.

        In connection with an offering of Debt Securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in the Debt Securities for their own account. In addition, underwriters may bid for, and purchase, Debt Securities in the open market to cover short positions or to stabilize the price of the Debt Securities. Finally, underwriters may reclaim selling concessions allowed for distributing the Debt Securities in the offering if the underwriters repurchase previously distributed Debt Securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debt Securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

        Unless otherwise indicated in the Prospectus Supplement, each series of Debt Securities offered will be a new issue of securities and will have no established trading market, and will not be listed on a national securities exchange. We cannot give you any assurance as to the liquidity of or the existence of trading markets for any Debt Securities.

LEGAL MATTERS

        Bryan Cave LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the Debt Securities.

EXPERTS

        The consolidated financial statements of Monsanto Company and subsidiaries as of December 31, 2001 and for each of the three years in the period ended December 31, 2001 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements), which is incorporated herein by reference and incorporated in reliance upon the report given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the Registrant, except any underwriters’ fees and expenses, in connection with the sale of the Debt Securities being registered hereby. All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee		$184,000
Printing expenses
Rating agency fees and expenses
Trustee's fees and expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous expenses
Total	$		*

* Estimated
ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Section 60 of the Registrant's By-Laws requires indemnification of any person made a party to any proceeding by reason of the fact that the person is or was a director or officer of the Registrant, or serving at the request of the Registrant as a director, officer or fiduciary of another enterprise, including employee benefit plans; and permits indemnification of any person made a party to any proceeding by reason of the fact that the person is or was an employee or agent of the Registrant, or was serving at the request of the Registrant as an employee or agent of another enterprise, including employee benefit plans. The By-Laws provide for certain conditions to such indemnification. Article IX of the Registrant's Restated Certificate of Incorporation eliminates the liability of directors of the Registrant under certain circumstances for breaches of fiduciary duty to the Registrant and its shareholders.

It is anticipated that in any underwriting agreements, the underwriter(s) named therein will agree to indemnify the Registrant, its directors and certain of its officers against certain civil liabilities, including civil liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant maintains directors' and officers' liability insurance coverage.

ITEM 16.        EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement.
4.1	Form of Indenture between the Registrant and The Bank of New York, as Trustee.
4.2	Form of Debt Security (included in Exhibit 4.1).

5	Opinion and consent of Bryan Cave LLP, counsel to the Registrant.
12	Computation of Ratio of Earnings to Fixed Charges.
23	Consent of Deloitte & Touche LLP.
24	Powers of Attorney executed by certain of the officers and directors of the Registrant.
25	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, of The Bank of New York, as Trustee.
ITEM 17.        UNDERTAKINGS

        The Registrant hereby undertakes:

        (1)      To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

        (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)      That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)      That,

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rules 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Monsanto Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on May 17, 2002

MONSANTO COMPANY

By:	/s/ Terrell K. Crews
Name:	Terrell K. Crews
Title:	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ Frank V. Atlee III *	Chairman of the Board	May 17, 2002
Frank V. Atlee III

/s/ Hendrik A. Verfaillie *	President, Chief Executive Officer, Director (Principal Executive Officer)	May 17, 2002
Hendrik A. Verfaillie

/s/ Terrell K. Crews	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 17, 2002
Terrell K. Crews

/s/ Richard B. Clark *	Vice President and Controller (Principal Accounting Officer)	May 17, 2002
Richard B. Clark

/s/ Christopher J. Coughlin *	Director	May 17, 2002
Christopher J. Coughlin

/s/ Michael Kantor *	Director	May 17, 2002
Michael Kantor

/s/ Gwendolyn S. King *	Director	May 17, 2002
Gwendolyn S. King

/s/ Sharon R. Long *	Director	May 17, 2002
Sharon R. Long

/s/ Philip Needleman *	Director	May 17, 2002
Philip Needleman

/s/ C. Steven McMillan *	Director	May 17, 2002
C. Steven McMillan

/s/ William U. Parfet *	Director	May 17, 2002
William U. Parfet

/s/ John S. Reed *	Director	May 17, 2002
John S. Reed

     *  Michael D. Bryan, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.

* By:	/s/ Michael D. Bryan
Michael D. Bryan, Attorney-in-Fact

EXHIBIT INDEX
Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement.
4.1	Form of Indenture between the Registrant and The Bank of New York, as Trustee.
4.2	Form of Debt Security (included in Exhibit 4.1).
5	Opinion and consent of Bryan Cave LLP, counsel to the Registrant.
12	Computation of Ratio of Earnings to Fixed Charges.
23	Consent of Deloitte & Touche LLP.
24	Powers of Attorney executed by certain of the officers and directors of the Registrant.
25	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, of The Bank of New York, as Trustee.